Exhibit 3.1

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Objection Deadline: August 26, 2014 at 4:00 p.m. (Eastern)
Hearing Date (if objections): September 4, 2014 at 9:45 a.m. (Eastern)

KASOWITZ, BENSON, TORRES

& FRIEDMAN LLP

David M. Friedman

Michael C. Harwood

1633 Broadway

New York, New York 10019

(212) 506-1700

Counsel to the Adelphia Recovery Trust

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Reorganized Debtors.	)	Jointly Administered
)

NOTICE OF MOTION FOR ORDER EXTENDING THE TERM
OF THE ADELPHIA RECOVERY TRUST

PLEASE TAKE NOTICE a hearing will be held on the Adelphia Recovery Trust’s (the “Trust”) Motion for Order Extending the Term of the Adelphia Recovery Trust (the “Motion”) before the Honorable Robert E. Gerber, United States Bankruptcy Judge, Courtroom 523, United States Bankruptcy Court, One Bowling Green, New York, NY 10004, Courtroom 523, on September 4, 2014 at 9:45 a.m., or as soon thereafter as the Trust may be heard.

PLEASE TAKE FURTHER NOTICE that objections, if any, to the Motion must: (i) be made in writing; (ii) state with particularity the grounds therefore; (iii) be filed with the Bankruptcy Court (with a copy to chambers); and (iv) be served upon the undersigned attorneys, so as to be received no later than 4:00 p.m. on August 26, 2014.

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PLEASE TAKE FURTHER NOTICE that you need not appear at the Hearing if you do not object to relief requested in the Motion.

PLEASE TAKE FURTHER NOTICE that the Hearing may be continued or adjourned from time to time without further notice other than an announcement of the adjourned date or dates at the Hearing or at a later hearing.

Dated:	New York, New York
July 23, 2014

Respectfully submitted,

KASOWITZ, BENSON, TORRES
& FRIEDMAN LLP

		By:	/s/ David M. Friedman
David M. Friedman
(dfriedman@kasowitz.com)
Michael C. Harwood
(mharwood@kasowitz.com)
1633 Broadway
New York, New York 10019 (212) 506-1700
(212) 506-1800 (facsimile)

Counsel to the Adelphia Recovery Trust

2

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Objection Deadline: August 26, 2014, 2014 at 4p p.m. (Eastern)

Hearing Date (if objections): September 4, 2014 at 9:45 a.m. (Eastern)

KASOWITZ, BENSON, TORRES

& FRIEDMAN LLP

David M. Friedman

Michael C. Harwood

1633 Broadway

New York, New York 10019

(212) 506-1700

Counsel to the Adelphia Recovery Trust

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Reorganized Debtors.	)	Jointly Administered
)

MOTION FOR ORDER EXTENDING THE TERM
OF THE ADELPHIA RECOVERY TRUST

The Adelphia Recovery Trust (the “Trust”) submits this motion for entry of an order pursuant to 11 U.S.C. § 105(a) and the terms of the First Modified Fifth Amended Joint Chapter 11 Plan for Adelphia Communications Corporation and Certain of its Affiliated Debtors, dated January 3, 2007 (the “Plan”) extending the term of the Adelphia Recovery Trust for an additional two years, and respectfully represents as follows:

PRELIMINARY STATEMENT

The Trust was formed on February 13, 2007, pursuant to the terms of the Plan, which established an initial term of five years for the Trust, subject to the Trustees’ right to extend the term of the Trust with the Bankruptcy Court’s approval where “necessary for purposes of resolving [the Trust’s] Causes of Action and distributing the proceeds to

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the holders of CVV Interests.” Plan § 9.1(a).  During the initial term of the Trust, certain causes of actions were resolved and $215 million was distributed to holders of CVV Interests.  With the Court’s approval, the term of the Trust was extended through December 2014 so that the remaining Causes of Action could be resolved, final distributions to CVV Interest Holders could be made, and the ART could perform the tasks necessary to wind down and terminate the Trust.

During the extension of its term, the Trust has resolved additional Causes of Action and distributed an additional $60 million to holders of CVV Interests.  However, other Causes of Action have not been and do not appear likely to be resolved by December 31, 2014.  Accordingly, the Trust seeks the Court’s approval to extend its term for two (2) years to and including December 31, 2016.

JURISDICTION

1.                                      This Court has jurisdiction over this Motion pursuant to 11 U.S.C. § 105 and 28 U.S.C. § 1334.  Further, pursuant to the Plan, the Court retained jurisdiction to “issue such orders in aid of execution and consummation of the Plan and/or Plan Documents” and to “hear and determine all matters related to the [Trust].”  See Plan, Article XV(iv) and (xvii).  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409(a). This matter is a core proceeding pursuant to 28 U.S.C. § 157.

FACTS

A.                                    Background.

2.                                      On June 25, 2002 (the “Petition Date”), Adelphia Communications Corp. (“ACC”) and many of its affiliates and subsidiaries filed voluntary petitions for relief

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under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with this United States Bankruptcy Court for the Southern District of New York.

B.                                    The Trust.

3.                                      On January 5, 2007, this Court entered an order (the “Confirmation Order”) confirming the Plan, which provided for the creation of the Trust (f/k/a the “Contingent Value Vehicle” or “CVV”), (1) and appointment of the trustees for the Trust. Plan § 9.1(a), (b).

4.                                      The Trust was formed on February 13, 2007 (the “Effective Date”), when the Plan went effective, pursuant to the terms of the Amended and Restated Declaration of Trust for Adelphia Recovery Trust, dated February 13, 2007 (the “Trust Declaration”).(2) See Notice of Entry of Order Confirming First Modified Fifth Amended Joint Chapter 11 Plan for Adelphia Communications Corporation and Certain of its Affiliated Debtors; (II) Occurrence of Effective Date; and (III) Deadline for Filing Administrative Claims and Claims Arising From Rejection of Executory Contracts or Unexpired Leases [Docket No. 13184], at 1.  Pursuant to the Plan and Confirmation Order, title to certain of the Debtors’ causes of action (the “Causes of Action”) were deemed to be assigned, granted and transferred to the Trust.  Plan, § 9.2; Confirmation Order, ¶17.

5.                                      The Trust was created for an initial term of five years and thus, was scheduled to be dissolved on February 13, 2012, under the terms of Section 9.1(a) of the Plan, unless the term of the Trust was extended with this Court’s approval:

(1)                                 On or about March 15, 2007, the Trust changed its name from the CVV to Adelphia Recovery Trust, pursuant to a Certificate of Amendment to Certificate of Trust filed with the Delaware Secretary of State.

(2)                                 On June 4, 2008, the Court approved the Second Amended and Restated Declaration of Trust for Adelphia Recovery Trust.  [Docket No. 14135]

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The Contingent Value Vehicle shall be dissolved upon the earlier of the distribution of all of its assets to holders of CVV Interests and the fifth anniversary of the creation of the Contingent Value Vehicle, provided that, if warranted by the facts and circumstances involved in resolving the Causes of Action, upon application to, and if approved by, the Bankruptcy Court upon a finding such extension is necessary for purposes of resolving such Causes of Action and distributing the proceeds to the holders of CVV Interests, the term of the Contingent Value Vehicle may be extended by the CVV Trustees for a specified, finite term, but each such extension must be approved by the Bankruptcy Court within 6 months of the beginning of each such extension.

Plan § 9.1(a).

6.                                      On December 15, 2011, this Court found that “such extension [wa]s necessary for purposes of resolving such Causes of Action and distributing the proceeds to the holders of CVV Interests” and entered an Order approving an extension of the Trust’s term to December 31, 2014.  [Docket No. 14539].

C.                                    The Trusts’ Causes of Action and Administration.

7.                                      Since it was formed, the Trustees have diligently administered the Trust and pursued the Causes of Action transferred to the Trust under the Plan.  During its first five years, the Trust resolved Causes of Action against (a) ACC’s former outside auditor, (b) Adelphia’s pre-petition lenders, (c) David Rosenzweig, Leonard Tow, and Mr. Tow’s wife, and (d) Motorola.  The Trust also distributed approximately $215 million to holders of CVV Interests.  During the extension, the Trust (a) resolved causes of action against Buchanan Ingersoll, ACC’s former primary outside law firm, (b) argued the Goldman appeal in the Second Circuit, and (c) tried the FPL case.  The Trust also distributed an additional $60 million to CVV Interest Holders.  As the Court is aware, many of these matters were highly complex, hotly contested, involved novel issues, and took years to resolve.

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8.             However, certain Causes of Action (as defined in the Plan), notably the FPL case, remain unresolved and do not appear likely to be resolved prior to December 31, 2014, when the Trust is scheduled to be dissolved pursuant to the terms of the Plan, absent a further extension of the Trust’s term.

9.             In FPL, the Trust seeks to recover from FPL Group (“FPL”) a $149 million fraudulent transfer made by ACC to repurchase shares of its common stock from FPL.  Adelphia Recovery Trust v. FPL Group, Inc. et al. (04-03295).  Trial began on April 30, 2012 and the Court heard testimony through May 3, 2012.  The parties submitted post-trial briefs in June 2012, and the Court heard closing arguments on July 25, 2012.  On May 6, 2014, the Court issued proposed findings of fact and conclusions of law (the “Proposed Findings”), which must be reviewed by the District Court under a de novo standard of review before a judgment is issued. Under the schedule set by the Court, the Trust filed its Objection to the Court’s Proposed Findings on June 10, 2014. FPL filed its response on July 15, 2014.  The Proposed Findings and the papers regarding Trust’s objections are in the process of referral and assignment to the District Court.  The Trust cannot predict the length of time the District Court will require for its review or whether the Court will entertain oral argument or conduct additional proceedings.  The judgment rendered by the District Court will be subject to an appeal to the Second Circuit by the unsuccessful party, and the Trust cannot predict the amount of time that the Second Circuit will require to issue its decision if such appeal proceeds.  In the Goldman appeal, for example, approximately two years elapsed between the date of oral argument and the date the Second Circuit issued its decision.

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10.          In addition to resolving the remaining Causes of Action, the Trust will have to make final distributions to holders of CVV Interests and must perform various administrative tasks necessary to wind down and terminate the Trust, such as file necessary forms with the Securities and Exchange Commission and file tax returns.

REQUEST FOR RELIEF

11.          As discussed above, the Plan provides that the term of the Trust may be extended if the Court approves after finding that “such extension is necessary for purposes of resolving such Causes of Action and distributing the proceeds to the holders of CVV Interests.” Plan § 9.1(a).  It appears highly unlikely that the remaining Causes of Action will be resolved or that the administrative steps necessary to terminate the Trust will be complete by December 31, 2014.  The Trust believes it is in its best interests and those of its holders that it be afforded the opportunity to continue to pursue the remaining Causes of Action.  Thus, in order to maximize the value of the remaining Causes of Action and to provide for an orderly termination of the Trust, the Trust respectfully requests that the Court (1) enter a finding that an extension is necessary for purposes of resolving the remaining Causes of Action, distributing proceeds to holders of CVV Interests, and performing other tasks necessary to wind down and terminate the Trust and (2) approve an extension of the Trust’s term to and including December 31, 2016, without prejudice to further extensions.

12.          No previous motion for the relief sought in this motion has been made to this or any other court.

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13.          The Trust reserves the right to seek an additional extension of the term of the Trust, if an additional extension becomes necessary and in the best interest of the holders of CVV Interests.

14.          WHEREFORE, the Trust respectfully requests that the Court (1) enter the proposed order attached hereto as Exhibit A, which includes (a) a finding that an extension is necessary for purposes of resolving the remaining Causes of Action, distributing proceeds to holders of CVV Interests, and performing other tasks necessary to wind down and terminate the Trust; and (b) approve an extension of the Trust’s term to and including December 31, 2016; without prejudice to further extensions and (2) grant the Trust such other and further relief as the Court deems appropriate.

Dated:	July 23, 2014
New York, New York
KASOWITZ, BENSON, TORRES
& FRIEDMAN LLP

		By:	/s/ David M. Friedman
David M. Friedman (DFriedman@kasowitz.com)
Michael C. Harwood (MHarwood@kasowitz.com)
1633 Broadway
New York, New York 10019
Telephone: (212) 506-1700
Facsimile: (212) 506-1800

Counsel to the Adelphia Recovery Trust

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EXHIBIT A

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UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Reorganized Debtors.	)	Jointly Administered
)

ORDER EXTENDING THE TERM

OF THE ADELPHIA RECOVERY TRUST

Upon the motion (the “Motion”), of the Adelphia Recovery Trust (the “Trust”) for an order pursuant to 11 U.S.C. § 105(a) and the terms of the First Modified Fifth Amended Joint Chapter 11 Plan for Adelphia Communications Corporation and Certain of its Affiliated Debtors, dated January 3, 2007 (the “Plan”) extending the term of the Adelphia Recovery Trust; and notice having been given as specified in the Motion; and no other or further notice being necessary or required; and the Court having found that an extension is necessary for purposes of resolving the remaining Causes of Action and distributing proceeds to holders of CVV Interests, and performing other tasks necessary to wind down and terminate the Trust; and after due deliberation and sufficient cause appearing therefore, it is, for the reasons set forth in detail on the record at the Hearing,

ORDERED that Motion is granted; and it is further

ORDERED that the term of the Trust is hereby extended to and including December 31, 2016, without prejudice to further extensions; and it is further

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ORDERED that this Court shall retain jurisdiction over all matters related to the Motion.

Dated:	New York, New York
September 2014

HON. ROBERT E. GERBER
UNITED STATES BANKRUPTCY JUDGE

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